STONEBRIDGE ADVISORS LLC CODE OF ETHICS

Effective as of May 12, 2023

Rule 204A-1 of the Investment Advisers Act of 1940, as amended (“Advisers Act”), requires all investment advisers registered with the Securities and Exchange Commission (“SEC”) to establish, maintain and enforce written codes of ethics that set forth standards of conduct and require compliance with federal securities laws. Stonebridge Advisors LLC (“Stonebridge” or the “Firm”), a registered investment adviser under the Advisers Act, has adopted this Code of Ethics (“Code of Ethics”, or “Code”), in compliance with Rule 204A-1, which sets forth the standards of business conduct that are required of all Stonebridge employees and shall be reviewed and, if appropriate, amended from time to time.

As an adviser or sub-advisor to regulated and registered investment companies (each a “Registered Fund”), Stonebridge also adopts this Code in adherence to Rule 17j-1 under the Investment Company Act of 1940 (“ICA”).

In addition to Registered Funds, Stonebridge also advises other forms of clients including single contract WRAP fee programs, unified managed account programs and/or model programs (“Platform Programs”), and clients in separately managed accounts (“SMA”) contracted with Stonebridge or contracted with Stonebridge and a WRAP fee program (dual contract Wrap fee program). All are collectively or individually referred to as a “client” or “clients” under the Code.

The Firm’s Chief Compliance Officer (“CCO”) is responsible for the administration and enforcement of the Code, as further detailed below.

Compliance with this Code is a basic condition of your employment at Stonebridge. Any material breach of the Code constitutes grounds for disciplinary action at our discretion, including, but not limited to, cancellation of trades, disgorgement of profits, immediate sales of positions at a loss, internal reprimands, fines, or termination of employment. If you have any questions about the Code, ask the Chief Compliance Officer (“CCO”).

You can always find the current version of the Code on the S: drive in the “Code of Ethics” folder. The capitalized terms used herein are bolded and defined where they first appear in the text.

You must promptly report any violations of this Code by you or any other Stonebridge employee to the CCO.

I.	TO WHOM DOES THIS CODE APPLY?

A.	To All Stonebridge Personnel.

Under the Adviser’s Act, the Code must apply to all “Access Persons”. For the purposes of this Code, an “Access Person” is any partner, officer, director (or anybody else of a comparable status or performing similar functions) or employee (including part-time or contract employees). Although the Adviser’s Act permits the exclusion of certain clerical personnel from the definition of Access Person, in our opinion the small number of Stonebridge employees and the availability of our internal documents on our S:/drive renders everybody employed full time in our office here in Wilton, Connecticut is an Access Person subject to this Code. Therefore, except as refers to certain FT personnel, listed below, for the purposes of this code “Stonebridge personnel” is synonymous with “Access Person”.

B.	In Modified Form, to Certain First Trust Personnel.

Rule 204A-1(e)(1)(ii) of the Adviser’s Act contains a presumption that, if a firm's primary business is providing investment advice, then all of its directors, officers and partners are Access Persons. By reason of their official titles, the following First Trust (“FT”) personnel, are presumed under the rule to be Access Persons:

James Allen Bowen (Stonebridge’s Chairman of the Board) Craig Stephen Pritchard (a Director of Stonebridge)

William Scott Jardine (Stonebridge’s Secretary to the Board) James McGarrel (a Director of Stonebridge)

Jim Dykas (Stonebridge’s Chief Financial Officer)

However, the facts and circumstances of the five listed individuals’ relationship with Stonebridge severely restrict their access to Stonebridge Client information. Notably:

-	Stonebridge’s LLC Management Agreement formally vests ultimate authority in the Board of Directors. However, it vests operational management authority in Scott Fleming, and FT does not participate in the day-to-day management of Stonebridge. When a board meeting is held (traditionally 1-3 times per year) Scott Fleming flies to Wheaton, IL and the meeting is held at the First Trust offices.

-	The five FT personnel listed above work for FT in FT’s offices.. They do not work at Stonebridge, and only a few of them come, on occasion, to Stonebridge’s offices at most a few days per year. They do not participate in any of the investment side of the operations of Stonebridge.

-	On the non-investment side of the business, FT is separately contracted to provide business accounting, payroll and sales and marketing (these services are conducted under separate service agreements).
-	Stonebridge and FT maintain an active information barrier to ensure that no Stonebridge client or confidential investment is shared by Stonebridge with FT other than information regarding the FT Funds that Stonebridge sub-advises for FT, model portfolio information that is provided to FT institutional wholesalers for the purposes of marketing Stonebridge to potential clients under the solicitation agreement between Stonebridge and FT, or such information as is required by FT Fund Oversight, FT legal or FT Compliance for compliance purposes.

-	FT personnel make no securities recommendations to Stonebridge for any client, including the FT Funds over which FT Stonebridge has discretion, and do not participate in any investment management decisions.

For these reasons, the five FT-employed Access Persons listed above are sufficiently remote from Stonebridge to be treated differently from Stonebridge employees. It is therefore the policy of Stonebridge that they should be governed by the Code of Ethics of FT, and subject to the monitoring of their personal trading by FT’s CCO, not Stonebridge.

II.	STANDARDS OF BUSINESS CONDUCT

Under the Advisers Act, we have fiduciary duties to each of our clients which include the duty:

•	to have a reasonable, independent basis for the investment advice we provide;
•	to obtain best execution for client transactions for which we direct brokerage;
•	to ensure that the investment advice we give is suitable to that client’s individual objectives, needs and circumstances; and
•	of loyalty.

Single-contract SMA accounts that we sub-advise through WRAP fee programs are not legally our “clients” under the Advisers Act. However, we are bound by contract to each of the platform providers to exercise due care in treating each such account appropriately.

We have the duty to put our clients’ interests ahead of our own, and to look after client assets with the same care as we would give to our own personal assets. Therefore, all personnel should avoid any situation that might call into question their fiduciary duties to clients. If you have any doubt about a specific circumstance, consult the CCO.

To fulfill their fiduciary duty, Access Persons shall not:

•	defraud any client in any manner;
•	deceive or mislead any client by making a statement that omits material facts;
•	engage in any manipulative practice with respect to any client or with respect to securities, including price manipulation; or
•	favor one client account over another, in trading or otherwise.

III.	PERSONAL SECURITIES TRANSACTIONS
A.	Transaction Permissions and Prohibitions.

To avoid any interference with Stonebridge’s ability to freely trade various securities types for client accounts, we restrict all of our personnel from engaging in personal securities transactions that we consider to be likely to raise conflicts of interest.

1.	Investment in the following securities is generally unrestricted:

(i)	direct obligations of the US government (e.g.: Treasuries);

(ii)	Municipal bonds

(iii)	bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
(iv)	shares issued by money market funds;

(v)	shares issued by open-end funds, Electronically-Traded Funds (ETFs), or closed-end funds that do not have a preferred aspect, (as described in paragraph 2(c), below);
(vi)	shares issued by unit investment trusts (UITs) that are invested exclusively in one or more open-end funds, none of which have a preferred aspect or are FT Funds that Stonebridge advises;

Stonebridge personnel can also generally invest in shares of common stock, corporate bonds or derivatives therein, but must first consult the Restricted List to ensure that the issuers do not appear on it.

2.	The following transaction types are restricted or prohibited:
a.	Trading in any securities appearing on Stonebridge’s Restricted List (see Section IV. D., below). The Restricted List contains securities that cannot be legally purchased at the time because Stonebridge has material non-public information about them. No trading in these securities is permitted

b.	Participation in any private placement, initial public offering or tender offer without prior written approval from the CCO.
c.	Buying or selling any of the following classes of securities, which are considered securities that have a “preferred aspect” to their nature:

-	traditional preferred securities;

-   hybrid preferred securities that have investment and economic characteristics of both preferred securities and debt securities;

-	floating rate and fixed-to-floating-rate preferred securities;

-   convertible securities with a preferred aspect (either preferred securities that may be converted into common stock, or other securities that are convertible into preferred stock);

-	contingent convertible securities with a preferred aspect;

-   derivative instruments or warrants on any of the above classes of securities with a preferred aspect; and

-   registered investment companies, funds, ETFs or other pooled instruments, public or private, that invest in any of the above classes of securities with a preferred aspect, except for permitted investments in FT Funds managed by Stonebridge (see 3, below).

The types of securities listed in (c), above, are those with a preferred aspect in which Stonebridge may invest for its client accounts. Access Persons are prohibited from personal investment in them to prevent any potential interference with our investment activities on behalf of clients.

d.	Investments in outside business activities such as closely-held LLC interests, Limited Partnerships and similar private businesses require CCO approval, and must be disclosed annually.

The CCO and his designees monitor the securities trading of Stonebridge Access Persons on an ongoing basis, and may at any time add additional classes of securities to the list of prohibited securities or securities requiring pre-clearance, as he thinks necessary to fulfill the purpose of the Code.

3.	Stonebridge-managed FT Funds.

As discussed in paragraph (1), above, Access Persons may generally buy and sell shares of open or closed-end mutual funds that do not have a preferred aspect. To permit exposure to preferreds while limiting the potential for conflicts, Stonebridge’s policy is as follows:

Stonebridge personnel may buy and sell shares of the six FT Funds sub-advised by Stonebridge (the “FT Funds”) subject to the following restrictions:

a.	No derivatives. Access Persons are prohibited from buying or selling any derivative instrument (options, futures, puts, calls, etc.) on any FT Fund;

b.	180 Day Holding periods. If you buy shares in any FT Fund, you many not sell shares in that or any other FT Fund for 180 days afterwards. If you sell shares in any FT Fund, you may not buy shares in that or any other FT Fund for 180 days afterwards. In case of severe personal hardship, the CEO and CCO may approve an exception to the holding period.

CCO Pre-approval of trades in FT Funds. All personal trades in the FT Funds must be pre- approved by the CCO prior to trading.

Upon receipt of this request, the CCO will inquire with trading and operations to discern that there are no planned material model changes, significant investments or material changes in the fund documents.

The CCO will exercise his judgment as to whether or not to approve the requested personal trade in the FT Funds. If approved, the trade must be executed on the date of approval. Permission expires at the end of the day of approval. If approval is not received until late in the day, the CCO may grant permission to trade on the following day as well.

In the event of the CCO’s extended absence (e.g., for annual vacations or prolonged illness), the Chief Executive Officer may choose to assume the role of CCO for the purposes of inquiry and approval or disapproval of personal trades in the FT Funds

B.	No Evasion of Purpose. Noncompliance.

The purpose of this policy is to prevent conflicts of interest between the personal trades of Stonebridge personnel and our clients. Therefore Access Persons are prohibited from investing indirectly in what they may not invest directly. For example: they may not employ third party managers to invest in securities in which they could not themselves directly invest.

No written policy can foresee all circumstances that may arise. If you have any doubt about the permissibility to trade in a given security or security type, ask the CCO before making a trade.

C.	Grandfathering of Pre-Existing Holdings.

The trading policy described in this Section III went into effect on April 30, 2014, and was revised on August 6, 2014. Each Stonebridge employee should review his or her securities portfolios, including any portfolios over which s/he exercises control or for which s/he is a beneficial owner. To the extent that s/he already owns securities that were acceptable under the previous policy but restricted or prohibited under this new policy, s/he should discuss the matter with the CCO, who will determine whether the securities in question may continue to be held or must be divested, and the conditions of holding or any eventual sale.

IV.	PROHIBITION AGAINST INSIDER TRADING

Trading registered securities while in possession of Material Non-Public Information (“MNPI”) is a federal crime. So is acting as a “tipper” by giving MNPI to another person who then trades on it. Stonebridge does not tolerate either. Don’t do it. The SEC has sophisticated monitoring in place to detect insider trading. If you do it, you will get caught, be prosecuted, and fired.

Stonebridge employees are absolutely prohibited from trading in a particular security, either for their own accounts or on behalf of others, while in possession of MNPI regarding that security, and they are equally prohibited from communicating any MNPI to anybody else (other than the CCO when they report having MNPI in their possession).

The following procedures are designed to prevent insider trading. If you have any questions about these procedures or have any reason to believe that a violation has occurred or is about to occur, you must immediately contact the CCO.

A.	Identifying Insider Information.

Before any trading, either for yourself or for clients, ask yourself the following questions:

1.	Do I have “material information” about the company in whose securities I am about to trade?

“Material information” is information that an investor would consider important in deciding whether or not to invest in a particular security, including substantially affect the market price of a security is also considered material. In other words, material information is relevant information, the sort of information on which you base a decision to buy or sell.

2.	Is the information I have non-public?

This is the key compliance question. You can only responsibly trade for a client if you have material information as the basis for your informed decision to choose that particular security. But you commit a federal crime if the security is publicly traded and the material information you are using is non-public.

So, when you evaluate the information you are using to make an investment decision, you must ask yourself: Where did I get this information? Who provided it? Where did s/he get it? To whom else has it been provided? Has it been effectively communicated to the marketplace by being published?

Material information that you have obtained through Bloomberg or the Wall Street Journal is public, but you should assume that material information that you have obtained from a corporate insider is non-public until you confirm that it has been publicly disclosed. Private analyses prepared by research analysts that are derived entirely from public information are not MNPI.

If you believe that you have material non-public information about a publicly-traded security DO NOT TRADE in that security! And DO NOT REPEAT that information to others! If you trade with MNPI in publicly-traded securities, you have committed a federal crime. If you pass along the information to somebody else who then trades on that information, both you and he have committed federal crimes whether you personally trade on it or not.

B.	FT Funds Trading Considerations.

Each of the six FT Funds sub-advised by Stonebridge (the FT Funds) is a series of registered investment companies that issue publicly-traded securities. As portfolio managers, Stonebridge automatically and inevitably possesses material information concerning these companies at all times. That is why personal trading in the FT Funds requires pre-approval by the CCO, and also why a substantial holding periods for trading these funds has been imposed. Stonebridge personnel are only permitted to trade in the FT Funds after having obtained permission from the CCO. This restriction is designed to ensure that when Access Persons trade they only do so during times when there are no known impeding material changes that could be considered MNPI about the status of an FT Fund.

In any case, if you have any doubt as to whether information you possess is material or nonpublic, or as to the propriety of any action, to protect yourself, Stonebridge and our clients, discuss the issue with the CCO before you trade or communicate the information to anyone else.

C.	Tender Offers. Tender offers are of particular concern for two reasons:

1.	tender offer activities often produce extraordinary gyrations in the price of the target company’s securities. Trading during this time is more likely to attract regulatory attention.

SEC rules forbid trading and “tipping” while in possession of MNPI received from a tender offeror, the target company or anyone acting on behalf of either.

D.	“Chinese Walls”

Information barriers (traditionally known as “Chinese Walls”) have been used in some firms to permit one department of the firm to trade in securities about which another department has MNPI. The size and layout of Stonebridge makes the creation of information barriers within the company impracticable, and the nature of our business makes it unnecessary.

A conflict of interest would arise should First Trust (“FT”), an entity of which (FT Capital Partners) is the majority owner of Stonebridge, become involved in the brokerage of assets purchased by Stonebridge for Client accounts. An informational barrier has been raised between Stonebridge and FT to ensure that information regarding Stonebridge’s clients is not given to FT, with two exceptions.

The two exceptions to the information barrier with FT are:

(i)	the six FT Funds sub-advised by Stonebridge, have an FT entity as the adviser. The FT entities, as adviser, have access to the portfolio information of those funds, and
(ii)	model portfolio information is provided to FT institutional wholesalers for the purposes of marketing Stonebridge to potential clients under a solicitation agreement between Stonebridge and FT.

FT is physically located in Wheaton, Illinois. While FT maintains a sublease on an office on site at Stonebridge’s offices in Wilton, Connecticut, for FT’s use, FT personnel are generally only present in Wilton a few days per year, and the office made available to them is separated by a wall and locking door from Stonebridge’s operating area. On those occasions when FT personnel are on Stonebridge’s premises, they are treated as visitors, and Stonebridge personnel exercise care to avoid exposing confidential materials while they are present. Stonebridge’s client records and other client information are not accessible to FT, and Stonebridge personnel are instructed to not give confidential information regarding any client to FT, other than regarding the Funds for which FT is the advisor. In those cases the non-public information regarding the FT Funds is given only to the FT Fund Oversight, FT Legal and FT Compliance. Stonebridge never gives FT wholesalers non-public information regarding Stonebridge’s clients.

E.	The Restricted List.

Stonebridge’s trading strategies for client accounts are limited to the classes of securities with a preferred aspect. Those securities are by their nature always available for trade on behalf of clients, and therefore Stonebridge personnel are prohibited from trading in them for their personal accounts. (In other words securities that may be traded for clients must not be traded for personal accounts.)

By contrast, the Restricted List is the list of securities about which Stonebridge may have MNPI, and therefore no trading in those Securities may be done for either Access Persons’ own accounts or for clients.

If a Stonebridge person obtains MNPI regarding an issuer, either in conjunction with his or her duties at Stonebridge or as a result of personal activities, s/he must notify the CCO as soon as possible, and the CCO may, if he determines that the circumstances warrant, place the issuer on the firm’s Restricted List.

As long as an issuer remains on the Restricted List all purchases or sales of Securities of that issuer are prohibited, either for client accounts or for Access Persons’ personal accounts.

The Restricted List is confidential, and is kept current by the CCO. A sample is attached as Exhibit A.

V.	OUTSIDE EMPLOYMENT OR OTHER ACTIVITIES

Any outside employment or certain other outside activities by an Access Person may result in possible conflicts of interests for the Access Person or for the firm and therefore must be reviewed and pre- approved by the CEO and the CCO.

Outside activities which must be reviewed and pre-approved prior to commencement of the activity include such activities as the following:

1.	Being employed for compensation by any other entity, including part-time, evening or weekend employment;
2.	Serving as an officer, director, partner or member for any other for-profit entity;

3.	Serving in a financial or investment advisory role at a not-for-profit entity

4.	Possessing an ownership interest in any non-publicly traded company; or
5.	Public speaking or publication pertaining to the financial industry.

All Access Persons shall report the outside employment and activities in which they are engaged at time of hire to the CEO and CCO via the ComplySci platform, and quarterly thereafter update their outside business activities via the ComplySci platform.

VI.	GIFTS, ENTERTAINMENT AND POLITICAL CONTRIBUTIONS

A.	Gifts and Entertainment.

CALENDAR SCHEDULING REQUIRED

Procedures: All conferences, meals and entertainment must be put on the Stonebridge office calendar.

Gifts/Business Entertainment

To address conflicts of interest that may arise when an employee accepts or gives a gift, favor, entertainment, special accommodation, or other items of value, the Firm places restrictions on gifts and entertainment. The following specific restrictions apply:

Gifts

No employee may receive any gift, or other item of more than de minimis value, which for the purposes of the Code is set at $250, from any person or entity that does business with or on behalf of the Firm. No employee may give or offer any gift of more than de minimis value to existing investors, prospective investors, or any entity that does business with or on behalf of the Firm without the prior written approval of the Chief Compliance Officer.

Notwithstanding the foregoing, no employee may receive or accept gifts having an aggregate value of more than $100 per year from any person associated with a broker-dealer.

Cash

No employee may give or accept cash gifts or cash equivalents to or from an investor, prospective investor, or any entity that does business with or on behalf of the Firm.

Entertainment

No employee may provide or accept extravagant or excessive entertainment to or from an investor, prospective investor, or any person or entity that does or seeks to do business with or on behalf of the Firm. Employees, with the written approval of the Chief Compliance Officer, may provide or accept a business entertainment event, such as a meal, golf outing or a sporting event, of reasonable value, if the person or entity providing the entertainment is present.

Government Officials/ERISA Plan Fiduciaries

No gift or entertainment event of any value involving government officials, ERISA plan fiduciaries or their families may be given or sponsored by the Firm or any employee.

B.	Political Contributions

The “Pay-to-Play” Rule (Rule 206(4)-5 under the Adviser’s Act) prohibits an investment adviser from receiving advisory fees from state or local government agencies for two years if an Access Person at the investment adviser made political contributions to an official who could, directly or indirectly, influence the selection of the investment adviser for services.

To comply with this rule, each Stonebridge person must obtain permission from the CCO prior to making a contribution to any state or local official or candidate for office, whether elected or otherwise. Each person must also annually certify on Exhibit B his or her political contributions during the previous year.

VII.	EMPLOYEE REPORTING REQUIREMENTS

In order to enforce these policies all Stonebridge personnel shall be required to comply with the following procedures:

A.	Each Access Person shall ensure that the CCO receives a duplicate copy of trade confirmations and account statements for each Reportable Account (defined below) within 30 days of the end of each calendar quarter. This requirement is to be fulfilled by each employee delivering a PDF copy of all custodial statements to the CCO. As permitted by Rule 204A-1(b)(3) of the Adviser’s Act, these quarterly reports are accepted in lieu of a written quarterly transaction report.

Alternatively, a live feed may be established between the individual’s brokerage firm and Compliance Science (“ComplySci’) which allows for a direct feed of brokerage information to Stonebridge’s ComplySci account. Doing so will be providing authorization to Stonebridge to receive information directly from the brokers through Stonebridge’s ComplySci account. It is a condition of employment that Stonebridge employees authorize this.

B.	Within ten days of starting employment, new employees shall submit a Securities Holdings Report via ComplySci to the CCO and ensure that the reporting described above is established.

C.	Within 30 days of the end of each calendar year, each person shall submit a Securities Holdings Report via ComplySci to the CCO.

D.	Within 10 days after starting employment and annually thereafter, each Access Person shall certify via ComplySci that he or she has read, understood and will comply with this Code.

The CCO or designee shall review reports submitted by Stonebridge personnel to ensure compliance with this Code.

For the purposes of this Code, a “Reportable Account” is any account through which an individual may invest in securities, such as a brokerage account. Bank checking accounts and savings accounts are not Reportable Accounts for this purpose, but brokerage accounts that are tied to bank accounts are. All brokerage accounts are Reportable Accounts, and must be reported to the CCO, even if empty and unused.

For clarity, each of the following four types of account is generally a Reportable Account unless the account has features that render it Non-Reportable:

(1)	the accounts of any Access Person (except for Stonebridge 401(k) Accounts, discussed below);

(2)	the accounts of any Access Person’s family members by blood or marriage living in the same household (“covered family members”);
(3)	any account in which either the Access Person or a covered family member has a direct or indirect beneficial interest, such as trust and custodial accounts; and

(4)	any other accounts in which the Access Person is a beneficial owner or over which s/he exercises investment discretion (such as the trustee of an account, if the trust documents grant investment discretion to the trustee).

In general, all accounts are reportable. However, certain accounts that would fall within the definition of “Reportable Account” nevertheless do not have to be reported to the CCO. The following are “Non- Reportable Accounts”:

-	Money market fund accounts opened directly with the money market managers themselves;
-	Open-end US-based mutual fund accounts (of open-end funds whose strategy is not primarily to invest in preferred securities) opened directly with the mutual fund companies themselves (Note: transactions in UITs. ETFs, closed-end funds, and offshore open-end funds ARE reportable.);
-	401(k) Accounts that invest exclusively in mutual funds (described below). (However, 401(k) Accounts set up with the Individually Directed Account (“IDA”) option, described below, are Reportable Accounts.)
-	Automatic Investment/Dividend Reinvestment Plans

Stonebridge provides its employees with the ability to invest in a third-party-managed 401(k). The standard form of this 401(k) invests exclusively in mutual funds, (which are themselves Non-Reportable Accounts according to the definition above). Employees may also choose an IDA option in the Stonebridge 401(k) program. Because the IDA can be used to purchase securities other than mutual funds, IDA accounts are Reportable Accounts.

To the extent that IDA programs are limited to a list of mutual funds, the 401(k) is not reportable. However, if the IDA permits the holder to select individual securities or other types of reportable investments, the 401(k) is reportable.

To the extent possible, Stonebridge collects and maintains an automated feed service with each broker- dealer through the Compliance Science (ComplySci) platform. Each employee authorizes Stonebridge to receive his/her information through ComplySci wherever possible.

VIII.	ANNUAL WRITTEN REPORT TO THE BOARDS OF TRUSTEES OF THE FT FUNDS

At least once a year or more frequently as deemed necessary by the CCO or as requested by the Board of Trustees of the FT Funds, the CCO will provide the Fund CCO and the Board of Trustees of the FT Funds a written report that includes:

•	Issues Arising Under the Code - The Report will describe any issue(s) that arose during the previous year under the Code, including any material Code violations, and any resulting sanctions.

•	Certification - The Report will certify to the Board of Trustees that Stonebridge has adopted measures reasonably necessary to prevent its Access Persons from violating the Code currently and in the future.

•	Periodic Review and Reporting – The CCO (or his or her designee) will report to the Board of Trustees of the FT Funds at least annually or more frequently as deemed necessary as to the operation of this Code and will address in any such report the need (if any) for further changes or modifications to this Code.

IX.	Whistleblower Provision

Under the "Dodd-Frank Wall Street Reform and Consumer Protection Act" (the "Act"), a whistleblower program has been established that enables the SEC to pay an award, under regulations prescribed by the SEC and subject to certain limitations, to eligible whistleblowers who voluntarily provide the SEC original information about a violation of the federal securities laws, in writing, that leads to the successful enforcement of a covered judicial or administrative action, or a related action resulting in monetary sanctions exceeding $1 million.

1.  Definition of a Whistleblower - An individual who, alone or jointly with others, provides information to the SEC relating to a potential violation of the securities laws. Under the rule, a company or another entity could not qualify as a whistleblower. An individual is a whistleblower if (i) he/she possesses a reasonable belief that the information provided relates to a possible securities law violation that has occurred, is ongoing, or is about to occur, and (ii) he/she reports that information in a manner described below under Reporting.

2.  Reporting - individuals wishing to be considered for an award under the Whistleblower Program will be required to submit online Form-TCR, which is accessible via www.sec.gov.

3.  Anonymous Reporting - If you'd like to be considered for an award under the whistleblower program while remaining anonymous, the Act requires that you submit your information through an attorney.

4.  Anti-Retaliation Protection - The Act expressly prohibits retaliation by employers against individuals who become whistleblowers under SEC rules, even if they do not recover a whistleblower award, and provides them with a private cause of action in the event that they are discharged or discriminated against by their employers in violation of the Act.

5.   Internal Compliance Reporting - Although it is not required under the Act, a whistleblower is encouraged to report a potential violation of securities laws to his/her employer’s Legal and/or Compliance Department(s). The following are incentives provided under the rule if an employee chooses to report an issue internally, (1) a whistleblower can wait 120 days to report to the SEC after an internal report and still get credit for the tip, (2) the SEC will weigh the extent to which the whistleblower assisted or interfered with the company's internal investigation when it considers the amount of a whistleblower award, and (3) the SEC will give whistleblower status to an individual who only reports internally to the company if the company then reports the possible violation to the SEC, crediting the individual with information established by the company's investigation.

X.	Definitions

A.	General Note

The definitions and terms used in the Code are intended to mean the same as they do under the Advisers Act, and the other federal securities laws. If a definition hereunder conflicts with the definition in the Advisers Act or other federal securities laws, or if a term used in the Code is not defined, you should follow the definitions and meanings in the Advisers Act or other federal securities laws, as applicable.

B.	Specific Terms

“Access Person” Any Supervised Person who has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund OR who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. All directors, officers and partners of an Adviser are presumed to be Access Persons.

Advisory affiliate is defined as, among other things, all persons directly or indirectly controlling or controlled by the adviser.

Affiliated mutual fund means any investment company registered under the Investment Company Act of 1940 (other than a money market fund) for which Stonebridge serves as investment adviser or sub- adviser.

Automatic investment plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

Beneficial ownership is interpreted in this Code in the same manner as it would be in determining whether a person is subject to Section 16 of the Exchange Act, except that the determination of such ownership applies to all securities. You should generally consider yourself the “beneficial owner” of any securities in which you have a direct or indirect pecuniary interest.

Using the above definition as a broad guideline, the ultimate determination of beneficial ownership will be made in light of the facts of the particular case. Key factors are the degree of your ability to exercise discretion to invest in, sell or exercise voting rights of the security, and your ability to benefit from the proceeds of the security.

Cash Commodity is a raw material or primary agricultural product that can be bought and sold, such as copper or coffee

Commodity Exchange is a legal entity that determines and enforces rules and procedures for trading standardized commodity contracts and related investment products. A commodity exchange also refers to the physical center where trading takes place.

Commodity Futures Contract is an agreement to buy or sell a predetermined amount of a commodity at a specific price on a specific date in the future.

Commodity Option Contract is an agreement between a buyer and seller that gives the purchaser of the option the right to buy or sell a particular commodity at a later date at an agreed upon price.

Commodity Interest means any Commodity Futures Contract or Commodity Option Contract traded on or subject to the rules of a contract market, Exchange or Cash Commodities traded on or subject to the rules of a board of trade which has been designated as a contract market.

Exchange is a market where commodities or securities are bought and sold.

Family member includes adoptive relationships and means any of the following persons who reside in your household: child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in–law, daughter-in law, brother-in-law or sister-in-law.

Federal Securities Laws Securities Act of 1933; Securities Exchange Act of 1934; Sarbanes Oxley Act of 2002; Investment Company Act of 1940; Investment Advisers Act of 1940; Title V of the Gramm-Leach- Bliley Act and any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers and any rules adopted thereunder by the Commission or the Department of the Treasury.

High quality short-term debt instrument means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization (e.g., Moody’s Investors Service).

IPO (i.e., initial public offering) means an offering of securities registered under the Securities Act of 1933 (“1933 Act”), the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.

Limited offering means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(a)(2), Section 4(a)(6), Rule 504, Rule 505 or Rule 506 (e.g., private placements).

Pecuniary interest in a security means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in such security. As a general rule, you will be regarded as having a pecuniary interest in a security held in the name of your family members. For example, you will likely be deemed to have a pecuniary interest in securities (including the right to require the exercise or conversion of any derivative security such as an option or warrant, whether or not presently exercisable or convertible) held for:

•	Your accounts or the accounts of family members;
•	A partnership or limited liability company, if you are or a family member is a general partner or a managing member;
•	A corporation or similar business entity, if you have or share, or a family member has or shares, investment control; or
•	A trust, if you are or a family member is a beneficiary.

Private Fund is any private investment fund, including a private investment fund that relies on the exclusion from the definition of “investment company” set forth in either Section 3(c)(1) or Section 3(c)(7) of the ICA.

Purchase or sale of a security includes, among other things, the writing of an option to purchase or sell a security, the entry into or termination of a swap agreement and the purchase, sale, transfer or redemption of an interest in an FT Fund.

Related Person includes children under age 21, whether or not living with an Access Person, the Access Person’s spouse, and family members or other individuals living with the Access Person or for whose support the Access Person is wholly or partially responsible.

Security means the same as it does under Section 202(a)(18) of the Advisers Act, except that it does not include direct obligations of the U.S. government; bankers’ acceptances; bank certificates of deposit; commercial paper; high quality short-term debt instruments, including repurchase agreements; shares issued by affiliated or unaffiliated money market funds; or shares issued by open-end investment companies, other than affiliated funds.

Supervised Person Any of the Adviser's officers, partners, directors (or other persons occupying a similar status or performing similar functions), or employees, or any other person who provides investment advice on the Adviser's behalf and is subject to the Adviser's supervision or control.

XI.	RECORDKEEPING

The CCO shall maintain the following records:

•	A copy of any Code which is or has been in effect during the past five (5) years;

•  A record of any material violation of the Code and any action that was taken as a result of such violation for five (5) years from the end of the fiscal year in which the violation occurred;

•  A record of all written reports and certifications made under the Code for each Access Person for five (5) years after the individual ceases to be an Access Person.

•	A list of all persons who have been Access Persons of Stonebridge in the past five (5) years;

•  A record of any decision to approve an Access Person’s acquisition of securities in IPOs and limited offerings within the past five (5) years, after the end of the fiscal year in which such approval was granted.

Adopted as of November 1, 2008

As amended January 29, 2010

As amended July 26, 2010

As amended February 15, 2012

As Amended April 30, 2014

As Amended August 6, 2014

As amended March 16, 2016 (regarding high school clerical interns) As amended June 16, 2016 (regarding B/D entertainment)

As amended January 16, 2018 (regarding CCO preapproval of trades) As amended February 9, 2018 (to clarify personal trading restrictions) As amended April 5, 2021 (to add reference to ComplySci)

As amended May 12, 2021 (to clarify 401(k) and fund investment rules) As amended January 12, 2022 (to simplify and clarify the code)

As amended May 3, 2023 (to address gaps identified by ACA)

Code of Ethics Exhibit A

SAMPLE RESTRICTED LIST HIGHLY CONFIDENTIAL

Stonebridge personnel are prohibited from purchasing or selling any securities issued by companies that appear on this list either for Client accounts, personal accounts or accounts in which they have a beneficial interest.

Stonebridge personnel are also prohibited from recommending trades in these companies’ securities to any other person, or from disclosing the contents of this list to anyone outside of Stonebridge

Trading or tipping in restricted companies, including disclosing this Restricted List outside of Stonebridge is an extremely grave matter which may result in termination of employment and criminal prosecution.

Name of Company Symbol Exchange Notes

Exhibit B: To be completed within 10 days of hire and annually thereafter before February 14th. CODE OF ETHICS CERTIFICATION

As provided by ComplySci

_

OUTSIDE EMPLOYMENT CERTIFICATION

As provided by ComplySci

GIFTS AND POLITICAL CONTRIBUTIONS CERTIFICATION

As provided by ComplySci

Exhibit B: To be completed within 10 days of hire and annually thereafter before February 14th.

SECURITIES HOLDING REPORT

As provided by ComplySci